Exhibit (a)(1)(A)

EXELIXIS, INC.

249 EAST GRAND AVENUE

P. O. BOX 511

SOUTH SAN FRANCISCO, CALIFORNIA 94083-0511

(650) 837-7000

OFFER TO EXCHANGE

OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

July 7, 2009

SUMMARY TERM SHEET

The following is a summary of the material terms of the offer to exchange outstanding options to purchase common stock. We urge you to read carefully the remainder of this Offer To Exchange Outstanding Options To Purchase Common Stock and the other Offer Documents, including the attachments that follow, and the Schedule TO, because the information in this summary is not complete and additional important information is contained in the remainder of the Offer Documents and the Schedule TO filed with the SEC in connection with the Offer. We have included cross-references to the relevant sections of the Offer Documents where you can find a more complete description of the topics discussed in this summary. Capitalized terms are defined in the Glossary beginning on page 9.

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Offer. Pursuant to the Offer Documents and the e-mail and web documentation available on the option exchange website maintained by Mellon, we are offering Eligible Employees the opportunity to exchange Eligible Option Grants for Replacement Options to purchase a reduced number of shares of our common stock. Eligible Option Grants are outstanding stock options under the Company Option Plans that were granted before January 7, 2008 with an exercise price equal to or greater than $7.13 per share. (See Section 1)

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Eligible Employees. The Offer will be open to all persons who, as of the Commencement Date, are employed by us or our Subsidiaries and excludes members of our Board of Directors, our Named Executive Officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted, each of whom will not be eligible to participate in the Offer.

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Voluntary Participation; Exchange. Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants for Replacement Options. However, you may not exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer.

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Exchange Ratios. We have established three exchange ratios for Eligible Option Grants depending on their exercise prices. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. The following table sets forth the three exchange ratios and the range of exercise prices of Eligible Option Grants applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Stock Option Shares per Replacement Option Shares
$7.13-$12.00	1.25 to 1
$12.01-$18.96	4 to 1
$18.97-$45.00	90 to 1

We will not issue any Replacement Options covering a fractional share in the exchange. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

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Replacement Options. All Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Employee’s continued employment with us or one of our Subsidiaries. Replacement Options that are granted in exchange for Eligible Option Grants that are fully vested on the Commencement Date shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Replacement Options that are granted in exchange for Eligible Option Grants that are unvested on the Commencement Date shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. If your Eligible Option Grant is partially vested on the Commencement Date and you elect to participate in the Offer, you will receive two separate Replacement Options in exchange for that Eligible Option Grant. One Replacement Option will correspond to the fully vested portion of the Eligible Option Grant and shall be 100% vested on the one-year anniversary following the date of grant, and the other Replacement Option will correspond to the unvested portion of the Eligible Option Grant and shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments (please see Section 9 for additional information regarding the vesting of the Replacement Options) . The term of each Replacement Option shall equal the weighted average remaining term of all Eligible Option Grants surrendered in the Offer. We expect to grant the Replacement Options on the first business day after the Expiration Date. If you exchange Eligible Option Grants for Replacement Options and your employment with us or one of our Subsidiaries terminates for any reason before the Replacement Options are vested in full, then you will forfeit that portion of any Replacement Options received that remains unvested at the time your employment with us or one of our Subsidiaries terminates. Under the terms of the 2000 Plan, all stock awards, including Replacement Options, held by persons whose service with us has not terminated generally fully vest in the event that such stock awards are not assumed or replaced in certain change-in-control transactions. Certain stock awards, including certain Eligible Options and certain Replacement Options may be subject to other agreements providing for vesting acceleration in certain circumstances.

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Other Terms and Conditions of Replacement Options. Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Replacement Options will be granted pursuant to the 2000 Plan and will be nonstatutory stock options, even if the Eligible Option Grants surrendered in the Offer were incentive stock options. Please see Section 13 for a discussion of the difference in tax treatment between an incentive stock option and nonstatutory stock option. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2000 Plan.

•	Timing. We commenced the Offer on July 7, 2009. The Expiration Date of the Offer is currently August 4, 2009, but we may extend the expiration of the Offer to a later date.

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Eligibility. If for any reason you are not employed by us or any of our Subsidiaries on the Commencement Date, you will not be eligible to participate in the Offer. If you are not employed by us or one of our Subsidiaries on the Expiration Date, your tender of your stock options will not be accepted. If the Expiration Date and the grant date of the Replacement Options are different and you are an employee (including an employee on a leave of absence) of Exelixis or one of our Subsidiaries as of the Expiration Date but are not employed continuously (including on a leave of absence) by us or one of our Subsidiaries through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Option Grants tendered for exchange will not be reinstated. Options held by our Named Executive Officers, members of our Board of Directors, as well as those held by our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted may not be exchanged in the Offer.

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Election. To make your election to accept the Offer, you must properly make your election to exchange options electronically via Mellon using the login information provided to you by email before 8:00 p.m., U.S. Eastern Time, on the Expiration Date in accordance with the procedures described in the Offer Documents. You may change or withdraw your election at any time prior to 8:00 p.m., U.S. Eastern Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

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Conditions to the Offer. The Offer is subject to a number of conditions. If any of the conditions to which the Offer is subject occurs, we may terminate or amend the Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

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Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol “EXEL.” We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. (See Section 7)

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Tax Consequences. The exchange of Eligible Option Grants for Replacement Options pursuant to the Offer should be treated as a non-taxable exchange and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Option Grants and the grant of Replacement Options. You should carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation.

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Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate the Offer in any way. We will notify you if we amend or terminate the Offer. We may be required to extend the Offer in the event we materially change the terms of the Offer. (See Section 14)

EXELIXIS, INC.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

THE OFFER EXPIRES AT 8:00 P.M., U.S. EASTERN TIME,

ON AUGUST 4, 2009, UNLESS WE EXTEND THE EXPIRATION OF THE OFFER TO

A LATER DATE.

We are offering Eligible Employees the opportunity to exchange outstanding options to purchase shares of our common stock that were granted before January 7, 2008 and have an exercise price that is equal to or greater than $7.13 per share for Replacement Options to purchase a reduced number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Options are granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The Replacement Options will be granted pursuant to our 2000 Equity Incentive Plan. If you are an Eligible Employee and wish to accept the Offer, you must make your election through the website maintained by Mellon at https://www.corp-action.net/exelixis/ using the instructions sent to each employee by email, agreeing to exchange one or more of your Eligible Option Grants for Replacement Options and specifying the Eligible Option Grants to be exchanged. The Offer is currently expected to expire at 8:00 p.m., U.S. Eastern Time, on August 4, 2009, unless we extend the expiration of the Offer to a later date. If you are not able to access the website or have difficulties logging in, please contact Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States. If you do not electronically accept the Offer by 8:00 p.m., U.S. Eastern Time on the Expiration Date, you will be deemed to have rejected this Offer. Capitalized terms are defined in the Glossary beginning on page 9.

The Offer will be open to all persons who as of the commencement of the Offer are employed by us or our Subsidiaries. However, members of our Board of Directors, our Named Executive Officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted will not be eligible to participate in the Offer.

The exchange ratios of shares subject to cancelled Eligible Option Grants to shares subject to Replacement Options issued range from 1.25-to-1 to 90-to-1. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model.

If you are an Eligible Employee, you may exchange one or more of your outstanding Eligible Option Grants for Replacement Options. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. When you access Mellon’s website to view your Eligible Option Grants, any Eligible Option Grants that were previously separated into a partial incentive stock option and a partial nonstatutory stock option will be listed as one single Eligible Option Grant. Your election to exchange one or more of your outstanding Eligible Option Grants for Replacement Options is entirely voluntary and may not be withdrawn or changed after the time the Offer expires on the Expiration Date.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The term of each Replacement Option shall equal the weighted average remaining term of all Eligible Option Grants surrendered by Eligible Employees in the Offer. The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of the Eligible Employee’s continued employment with us or one of our Subsidiaries. Replacement Options that are granted in exchange for Eligible Option Grants that are fully vested on the Commencement Date shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Replacement Options that are granted in exchange for Eligible Option Grants that are unvested on the Commencement Date shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. If an Eligible Option Grant surrendered in the Offer is partially vested on the Commencement Date, two separate Replacement Options will be granted in exchange for that Eligible Option Grant. One Replacement Option will correspond to the fully vested portion of the Eligible Option Grant and shall be 100% vested on the one-year anniversary following the date of grant, and the other Replacement Option will correspond to the unvested portion of the Eligible Option Grant and shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments (please see Section 9 for additional information regarding the vesting of the Replacement Options) .

IF YOU EXCHANGE ONE OR MORE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants. The total number of shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

We are making the Offer upon the terms, and subject to the conditions, described in the Offer Documents. Without limiting the preceding sentence, the Offer is subject to conditions that we describe in Section 6 of the Offer Documents.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

Shares of our common stock are quoted on The NASDAQ Global Select Market under the symbol “EXEL.” On June 30, 2009, the closing sales price of our common stock as reported on Nasdaq was $4.87. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

A listing of all of your Eligible Option Grants can be obtained by accessing your account through the option exchange website maintained by Mellon at https://www.corp-action.net/exelixis/. If you are unable to access your account, you may contact Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States.

If you have any questions regarding the Offer, please consult the Offer Documents, the Schedule TO and the email and web documentation available on the option exchange website maintained by Mellon. If these documents do not answer your questions, or if you need assistance completing the related documentation, please contact the Exelixis Option Exchange Administrator at 650-837-7311 or optionexchange@exelixis.com.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOU SHOULD CAREFULLY READ THE TAX INFORMATION PROVIDED IN SECTION 13 AND CONSULT YOUR PERSONAL TAX ADVISOR FOR INFORMATION REGARDING YOUR SPECIFIC SITUATION.

IMPORTANT

Your election to exchange one or more of your Eligible Option Grants is voluntary. If you decide to participate in the Offer, you must properly elect to participate on the option exchange website maintained by Mellon before 8:00 p.m., U.S. Eastern Time, on the Expiration Date (currently August 4, 2009), or on a later date if we extend the expiration of the Offer to a later date. If you do not elect to participate by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. No late submissions will be accepted.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. The information about the Offer is limited to the Offer Documents. You should carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

GLOSSARY

2000 Plan means our 2000 Equity Incentive Plan. All Replacement Options will be issued under the 2000 Plan.

Commencement Date means the date that we first provide to Eligible Employees the opportunity to participate in the Offer and the means to exchange Eligible Option Grants, which shall be July 7, 2009.

Company Option Plans means our 1997 Equity Incentive Plan, Agritope, Inc. 1997 Stock Award Plan and 2000 Plan.

Board of Directors means the Board of Directors of Exelixis.

Eligible Employees means all persons who as of the commencement of the Offer are employed by us or our Subsidiaries, excluding members of our Board of Directors, our Named Executive Officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted.

Eligible Option Grants means all outstanding stock options that were granted under our Company Option Plans held by Eligible Employees that were granted before January 7, 2008 and that have an exercise price that is equal to or greater than $7.13 per share.

As used in these materials, employed and employment does not include service as a member of our Board of Directors or as a consultant for us.

Exelixis means Exelixis, Inc.

Expiration Date means the time that the Offer will expire, which is currently set to be at 8:00 p.m., U.S. Eastern Time, on August 4, 2009, unless we extend the expiration of the Offer to a later date.

Fair Market Value means the closing sales price of our common stock as quoted on Nasdaq on the date of determination (or, if no closing sales price was reported on that date, on the last trading date such closing sales price was reported).

Mellon means BNY Mellon Shareowner Services.

Named Executive Officers means our executive officers named in the Summary Compensation Table in our proxy statement for our 2009 annual meeting of stockholders.

Nasdaq means The NASDAQ Global Select Market.

Offer means this offer to exchange Eligible Option Grants for Replacement Options.

Offer Documents means this Offer To Exchange Outstanding Options To Purchase Common Stock, the Summary Term Sheet, the related cover letter, the Glossary and the Questions and Answers (as they each may be amended from time to time).

Replacement Options means options issued pursuant to the Offer in exchange for the Eligible Option Grants.

SEC means the U.S. Securities and Exchange Commission.

Schedule TO means the Tender Offer Statement filed by us with the SEC in connection with the Offer.

Subsidiary or Subsidiaries means the following subsidiaries of Exelixis: Exelixis Plant Sciences, Inc. and X-Ceptor Therapeutics, Inc.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering Eligible Employees who, as of the Commencement Date, are employed by us or one of our Subsidiaries, the opportunity to exchange their Eligible Option Grants for Replacement Options to purchase a reduced number of shares of our common stock. However, members of our Board of Directors, our Named Executive Officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted will not be eligible to participate in the Offer.

Eligible Option Grants are all outstanding options to purchase shares of our common stock that were granted under our Company Option Plans and are held by Eligible Employees that were granted before January 7, 2008 and that have an exercise price that is equal to or greater than $7.13 per share

As of June 30, 2009, approximately 24,131,735 shares of our common stock were covered by options outstanding under the Company Option Plans, of which 11,915,663 shares were covered by Eligible Option Grants.

Your participation in the Offer is voluntary. You may exchange one or more of your Eligible Option Grants. However, you may not exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of each Eligible Option Grant that you tender in response to the Offer. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. When you access Mellon’s website to view your Eligible Option Grants, any Eligible Option Grants that were previously separated into a partial incentive stock option and a partial nonstatutory stock option will be listed as one single Eligible Option Grant. The Offer is subject to the terms and conditions described in the Offer Documents. We will only accept for exchange Eligible Option Grants that are properly tendered and not validly withdrawn in accordance with Section 4 before the Offer expires on the Expiration Date.

The exchange ratios of shares subject to cancelled Eligible Option Grants to shares subject to Replacement Options issued range from 1.25-to-1 to 90-to-1. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The term of each Replacement Option shall equal the weighted average remaining term of all Eligible Option Grants surrendered in the Offer. The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of the Eligible Employee’s continued employment with us or one of our Subsidiaries. Replacement Options that are granted in exchange for Eligible Option Grants that are fully vested on the Commencement Date shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Replacement Options that are granted in exchange for Eligible Option Grants that are unvested on the Commencement Date shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. If an Eligible Option Grant surrendered in the Offer is partially vested on the Commencement Date, two separate Replacement Options will be granted in exchange for that Eligible Option Grant. One Replacement Option will correspond to the fully vested options and will vest on the one-year anniversary following the date of grant, and the other Replacement Option will correspond to the unvested options and will vest over three years from the date of grant (please see Section 9 for additional information regarding the vesting of the Replacement Options).

All Replacement Options will be granted under the 2000 Plan regardless of which Company Option Plan under which your Eligible Option Grant was originally granted.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE (OR THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, IF DIFFERENT), FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND THE EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE WERE NOT GRANTED BEFORE JANUARY 7, 2008 OR HAVE AN EXERCISE PRICE THAT IS LESS THAN $7.13 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER. ADDITIONALLY, IF YOU ARE A MEMBER OF OUR BOARD OF DIRECTORS, A NAMED EXECUTIVE OFFICER, A CONSULTANT OR IF YOU HAVE A TAX RESIDENCE OUTSIDE OF THE UNITED STATES, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT OPTIONS ARE VESTED IN FULL, THEN YOU WILL FORFEIT THAT PORTION OF ANY REPLACEMENT OPTIONS RECEIVED THAT REMAINS UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

The Expiration Date of the Offer means 8:00 p.m., U.S. Eastern Time, on August 4, 2009, unless we, in our discretion, extend the expiration of the Offer to a later date. If we extend the expiration of the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish a notice if we decide to amend the Offer and take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants;

•	increase or decrease the number of Eligible Option Grants that can be exchanged in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an amendment, we also intend to extend the Offer for a period of ten business days after the date the notice is published. A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight U.S. Eastern Time.

2.	PURPOSE OF THE OFFER.

Historically, we have regularly granted stock options to virtually all of our employees. When the Compensation Committee of our Board of Directors approves the grant of a stock option, it establishes the exercise price that the employee must pay to purchase shares of common stock when the option is exercised. The exercise price per share is typically equal to or greater than the closing sales price of a share of our common stock on the date the option is granted. Thus, an employee generally receives economic value only if he or she exercises an option and later sells the purchased shares at a price that exceeds the option’s exercise price.

Like many other life science companies, our stock price has been significantly affected by the economic downturn and deterioration of the capital markets. We have continued to focus on our business strategy to leverage our biological expertise and integrated drug discovery capabilities to generate a pipeline of diverse development compounds with first-in-class or best-in-class potential that fulfill unmet medical needs in the treatment of cancer and potentially other serious diseases. We believe that this strategy, if successful, will lead to increased stockholder value. We have refined our strategy to reflect the prolonged economic downturn and the deterioration of the capital markets. In particular, we are focused on ensuring that our expenses are in line with our cash resources, with the goal of being able to operate independently of the capital markets for a substantial period of time. Our strategy is centered around three principal elements:

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Focus development—While we have historically pursued an approach to drug discovery intended to generate a significant number of development candidates to fill our pipeline, for the foreseeable future we intend to direct our discovery efforts more towards generating development candidates under existing and future discovery collaborations with third parties. Our objective is to fund a significant portion of our discovery costs by entering into such collaborations. We are also focusing our later stage clinical development efforts on a limited number of programs. We believe that the most attractive compounds to develop ourselves or to co-develop with a partner have a lower-cost, lower-risk route to the market, usually for a niche indication, with the possibility of substantially expanding the market into major indications. Our most advanced clinical asset, XL184, which we are co-developing with Bristol-Myers Squibb, represents such a compound. We expect particularly to focus our later stage development efforts on XL184, which is being studied in a variety of tumor types, with the goal of rapidly commercializing the compound.

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Partner compounds—We are seeking new collaborations with leading pharmaceutical and biotechnology companies for the development and ultimate commercialization of some of our preclinical and clinical assets, particularly those drug candidates for which we believe that the capabilities and bandwidth of a partner can accelerate development and help to fully realize their therapeutic and commercial potential. Collaborations also provide us with a means of shifting a portion or all of the development costs related to such drug candidates. Consistent with this element of our strategy, in December 2008 we entered into a worldwide collaboration with Bristol-Myers Squibb on two of our cancer programs: one associated with XL184 and the other associated with XL281, and in May 2009 we entered into a license agreement for XL147 and XL765 and launched a broad collaboration with Sanofi-aventis for the discovery of PI3K inhibitors. We expect that over the next several years an increasingly greater portion of our development expenses will be funded by our partners.

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Control costs—We are committed to managing our costs. In November 2008, we implemented a restructuring that resulted in the reduction of approximately 10% of our workforce. In addition, our Board approved employee bonuses and option grants for 2008 in amounts less than target and did not adjust base salaries or target bonus levels for any of our employees, including our Named Executive Officers, for 2009. We will continue to analyze our expenses to ensure that they are not disproportionate to our cash resources. We will also continue to be selective with respect to funding our clinical development programs. We have also established definitive “go/no-go” criteria with respect to our development programs to ensure that we commit our resources only to those programs with the greatest commercial and therapeutic potential. To control costs, we may decide in the future to pursue collaborations for the development of drug candidates that we had initially determined to develop ourselves. We also retain the right to opt-out of the development of certain drug candidates that we are currently co-developing with partners.

The measures described above have only had a limited impact on the price of our stock to date. Consequently, many of our optionholders hold options with exercise prices significantly higher than the current market price of our common stock.

As of June 30, 2009, Eligible Employees held options for an aggregate of approximately 11,915,663 shares with exercise prices equal or greater than $7.13 per share. On June 30, 2009, the closing sales price of our common stock as reported by Nasdaq was $4.87. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially underwater are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Employees an economic stake in our future growth and success.

In addition, many of the Eligible Option Grants have been underwater for an extended period of time and, therefore, have not been exercised by our employees. As a result, there are a significant number of options that we believe are not serving their intended purpose of incentivizing employees. Assuming that 100% of Eligible Employees participate in the Offer and surrender all of their Eligible Option Grants for exchange, Eligible Option Grants covering an aggregate of approximately 11,915,663 shares of our common stock as of June 30, 2009 would be surrendered and cancelled, while approximately 8,638,390 shares of our common stock subject to Replacement Options would be issued, resulting in a net reduction of approximately 3,277,273 shares of our common stock subject to outstanding stock options. The shares subject to the Eligible Option Grants surrendered under the Offer will not be returned to the share reserve of the 2000 Plan.

We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue collaborations that would allow us to develop and ultimately commercialize our preclinical and clinical assets. We intend to continue to review the prospects of our product candidates to determine whether any of the programs should be modified, restructured or otherwise discontinued. Subject to the foregoing, and except as otherwise disclosed in the Offer Documents or in our filings with the SEC, we presently have no plans, proposals or negotiations that relate to or would result in:

(a)	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c)	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)	any change in our management, including a change to the material terms of employment of any executive officer;

(e)	any change in our present Board of Directors, including a change in the number or term of directors (although as part of our Nominating and Corporate Governance Committee’s goal to maintain a strong board of directors with experience and expertise in corporate governance, we may identify and appoint one or more additional members to the Board as and when appropriate);

(f)	any other material change in our corporate structure or business;

(g)	our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

(h)	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

(i)	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

(j)	the acquisition by any person of our securities or the disposition of our securities; or

(k)	any change in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any actions which may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in the Offer Documents and to consult your own legal and investment advisors. You should also carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation. You must make your own decision whether to exchange your Eligible Option Grants.

3.	PROCEDURES.

Making Your Election. To make your election to accept or reject the Offer, you must do so through the option exchange website maintained by Mellon before 8:00 p.m., U.S. Eastern Time, on the Expiration Date. A listing of all of your Eligible Option Grants can be obtained by accessing your account through the option exchange website maintained by Mellon. If you are unable to access your account, you may contact Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States.

You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

The election to participate via the website maintained by Mellon is at the sole risk of the option holder. No late submissions will be accepted and submissions by means other than the website will NOT be accepted.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of elections. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all elections or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or submitted or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. We may waive any of the conditions of the Offer or any defect or irregularity in any election with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grant will be accepted for exchange until all defects or irregularities in it have been cured by the option holder exchanging the Eligible Option Grant, or waived by us, prior to the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you exchange your Eligible Option Grants according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly tendered will form a binding agreement between us and you on the terms and subject to the conditions of the Offer. To the extent you have not previously accepted online an Eligible Option Grant, choosing to participate in the Offer and submitting your Election Form will be deemed to be acceptance of the Eligible Option Grant.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on or promptly after the Expiration Date of the Offer all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

4.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 4. You may change your election at any time beginning on the Commencement Date and ending at 8:00 p.m., U.S. Eastern Time, on the Expiration Date.

To change your election, you must submit a “Change of Election” via the option exchange website maintained by Mellon, before 8:00 p.m., U.S. Eastern Time, on the Expiration Date. If you are unable to access or are having difficulties navigating this website, please contact Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States. The last election submitted by you as described above prior to

8:00 p.m., U.S. Eastern Time, on the Expiration Date will be treated as your final election with respect to the Offer. After you change your election, you will receive a new email confirmation that will confirm the changes made to your election to exchange or not exchange your Eligible Option Grants.

The delivery of elections is at the sole risk of the option holder. No late submissions will be accepted.

5.	ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

On the terms and subject to the conditions of the Offer, we currently expect that on or promptly after the Expiration Date, we will accept for exchange and cancel all Eligible Option Grants properly tendered and not validly withdrawn before the Expiration Date in accordance with the Offer. We expect to grant the Replacement Options on the first business day after the Expiration Date.

The exchange ratios of shares subject to Eligible Option Grants cancelled to shares subject to Replacement Options to be issued range from 1.25-to-1 to 90-to-1. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model.

We will not issue any Replacement Options covering a fractional share in exchange for Eligible Option Grants. The total number shares subject to the Replacement Option you will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share).

A listing of all of your Eligible Option Grants can be obtained by accessing your account at the option exchange website maintained by Mellon. If you are unable to access your account, you may contact Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States.

If you are an employee (including an employee on a leave of absence) of Exelixis or one of our Subsidiaries as of the Commencement Date but your employment by us or one of our Subsidiaries terminates prior to the Expiration Date, then you are not eligible to participate in the Offer and your tender of your stock options will not be accepted. If the Expiration Date and the grant date are different and you are an employee (including an employee on a leave of absence) of Exelixis or one of our Subsidiaries as of the Expiration Date but are not employed (including on a leave of absence) continuously by us or one of our Subsidiaries through the date the Replacement Options are granted, then you are not eligible to receive the Replacement Options and any Eligible Option Grants tendered for exchange will not be reinstated.

If you tender your Eligible Option Grants and they are cancelled in the Offer and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive a Replacement Option on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

We will notify you as promptly as practicable after the Expiration Date if we reject your election to exchange your Eligible Option Grants. After you submit an election you will receive an email confirmation that will confirm your election and state where you can find information regarding the number of Replacement Options that we will grant to you.

6.	CONDITIONS OF THE OFFER.

We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or prior to the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange, including, without limitation:

•	any change or changes in the applicable accounting or tax rules that cause the Offer to subject us to adverse accounting or tax treatment;

•

any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•

any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

(c)	materially impair the benefits we believe we will receive from the exchange; or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may, in our discretion, waive them at any time and from time to time, whether or not we waive any other condition to the Offer.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

Also, if your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), before your Replacement

Options are granted, you will not receive any Restricted Stock Grants or have a right to any Eligible Option Grants that were previously cancelled. If your employment with us or one of our Subsidiaries is terminated as part of any announced reduction in force, you will fall within this category. THEREFORE, IF THE EXPIRATION DATE AND THE GRANT DATE OF THE REPLACEMENT OPTIONS ARE DIFFERENT AND YOU ARE NOT EMPLOYED (INCLUDING ON A LEAVE OF ABSENCE) BY US OR ONE OF OUR SUBSIDIARIES FROM THE EXPIRATION DATE THROUGH THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

7.	PRICE RANGE OF COMMON STOCK.

The Eligible Option Grants subject to the Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder becomes a holder of our common stock. Our common stock is quoted on Nasdaq under the symbol “EXEL.” The following table shows, for the periods indicated, the high and low intra-day sales prices per share of our common stock as reported on Nasdaq.

Quarter ended	High	Low

Fiscal Year 2009
Through June 30, 2009	$6.10	$4.09
April 3, 2009	$6.11	$4.18

Fiscal Year 2008
January 2, 2009	$6.30	$2.11
September 26, 2008	$7.35	$4.64
June 27, 2008	$8.15	$5.00
March 28, 2008	$8.95	$4.81

Fiscal Year 2007
December 28, 2007	$12.29	$7.82
September 28, 2007	$12.37	$9.40
June 29, 2007	$12.77	$9.92
March 30, 2007	$11.74	$8.67

On June 30, 2009, the closing sales price of our common stock as reported by Nasdaq was $4.87. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8.	EXCHANGE RATIOS.

We have established three exchange ratios for Eligible Option Grants depending on their exercise price. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Replacement Option
$ 7.13-$12.00	1.25 to 1
$12.01-$18.96	4 to 1
$18.97-$45.00	90 to 1

The total number shares subject to the Replacement Option an Eligible Employee will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). For example, if an Eligible Employee holds an Eligible Option Grant to purchase 1,000 shares of our common stock at an exercise price of $15.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 250 shares (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above with such Replacement Option) having an exercise price equal to the Fair Market Value of our common stock on the date the Replacement Option is granted.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

Each Replacement Option issued in the exchange will represent a right to acquire a specific number of shares of our common stock, calculated based on the exchange ratio applicable to the Eligible Option Grant that it replaces, at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. We expect to grant the Replacement Options on the first business day after the Expiration Date. The term of each Replacement Option shall equal the weighted average remaining term of all Eligible Option Grants surrendered in the Offer.

The Replacement Options issued in the exchange will be completely unvested when granted and become vested on the basis of an Eligible Employee’s continued employment with us or one of our Subsidiaries. Replacement Options that are granted in exchange for Eligible Option Grants that are fully vested on the Commencement Date shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Replacement Options that are granted in exchange for Eligible Option Grants that are unvested on the Commencement Date shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. If your Eligible Option Grant is partially vested and you elect to participate in the Offer, you will receive two separate Replacement Options in exchange for that Eligible Option Grant. One Replacement Option will correspond to the fully vested portion of the Eligible Option Grant and shall be 100% vested on the one-year anniversary following the date of grant, and the other Replacement Option will correspond to the unvested portion of the Eligible Option Grant and shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments.

For purposes of clarification regarding the determination of the number of shares subject to each of the Replacement Options issued in exchange for a partially vested Eligible Option Grant, the first step is the application of the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant (with the result rounded to the nearest whole share, with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share) in order to determine the aggregate number of shares of common stock subject to Replacement Options to be granted. The next step is to determine the number of shares underlying the Replacement Option that corresponds to the vested portion of the Eligible Option Grant by applying the applicable exchange ratio to the vested portion of the surrendered Eligible Option Grant (rounding to the nearest whole share if necessary, with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). The Replacement Option that corresponds to the vested portion of the Eligible Option Grant shall be 100% vested on the one-year anniversary following the date of grant. The final step is to determine the number of shares underlying the Replacement Option that corresponds to the unvested portion of the surrendered Eligible Option Grant by subtracting the shares underlying the Replacement Option that correspond to the vested portion of the surrendered Eligible Option Grant from the aggregate number of shares of common stock subject to the Replacement Options to be granted in exchange for the partially-vested Eligible Option Grant. The Replacement Option that corresponds to the unvested portion of the surrendered Eligible Option Grant shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted, and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments.

For example, if an Eligible Employee holds an Eligible Option Grant to purchase 1,000 shares of our common stock at an exercise price of $15.00 per share and 750 of the shares were vested and 250 of the shares were unvested, the Eligible Employee would be entitled to exchange that option for Replacement Options to purchase an aggregate of 250 shares (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above with such Replacement Option). 750 shares were vested and thus 188 shares would underlie the Replacement Option corresponding to the vested surrendered options (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above with such Replacement Option). The difference between the 250 aggregate shares and the 188 shares is 62 shares and thus 62 shares would underlie the other Replacement Option that corresponds to the unvested portion of the surrendered Eligible Option Grant.

Replacement Options will be granted pursuant to the 2000 Plan and will be nonstatutory stock options, even if the Eligible Option Grants surrendered in the Offer were incentive stock options. Please see Section 13 for a description of the difference in tax treatment between an incentive stock option and nonstatutory stock option. All other terms and conditions of the Replacement Options will be substantially the same as those that apply generally to stock options granted under the 2000 Plan. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to the 2000 Plan prospectus, a copy of which was provided with the Eligible Option Grant and is available on our Agora intranet under “My Stock/My ESPP” which can be found under “My Workplace Tools”.

If we were to receive and accept the exchange of all Eligible Option Grants, we would grant Replacement Options to purchase an aggregate of approximately 8,638,390 shares of our common stock. As of June 30, 2009, there was an aggregate of approximately 107,278,374 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would represent approximately 8.05% of the total shares of our common stock outstanding as of June 30, 2009.

10.	INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

A list of our directors and executive officers and their stock option holdings is attached to the Offer Documents as Schedule A. As of the close of business on June 30, 2009, our executive officers and non-employee directors (17 persons) as a group held options outstanding under the Company Option Plans to purchase a total of 9,214,876 shares of our common stock. This covered approximately 38.19% of the shares subject to all options outstanding under the Company Option Plans as of the same date. Members of our Board of Directors and our Named Executive Officers will not be eligible to participate in the Offer.

During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best or our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliate of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

Except as otherwise described in the Offer Documents or in our filings with the SEC, including our Definitive Proxy Statement filed on Schedule 14A on April 13, 2009, our Annual Report on Form 10-K for the fiscal year ended January 2, 2009 and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2009, and other than outstanding stock options and other stock awards granted from time to time to certain of our employees (including our executive officers) and members of our Board of Directors under Company Option Plans, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors or any person holding a controlling interest in us is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE EXCHANGE.

We have designed the proposed Offer in a manner intended to ensure that, in the aggregate, the fair value of the Eligible Option Grants surrendered in the exchange is approximately less than or equal to the fair value of the Replacement Options granted in the exchange. The Offer is intended to restore competitive and appropriate equity incentives for our employees and those of our Subsidiaries and to reduce our existing overhang.

Many of the Eligible Option Grants have been underwater for an extended period of time and, therefore, have not been exercised by our employees. As a result, there are a significant number of stock options that we believe are not serving their intended purpose of incentivizing employees. If we implement the Offer, the shares subject to the Eligible Option Grants surrendered under the Offer will not be returned to the share reserve of the 2000 Plan. We have discontinued the issuance of stock awards under all of the Company Option Plans other than the 2000 Plan. Assuming that 100% of Eligible Employees participate in the Offer, Eligible Option Grants covering approximately 11,915,663 shares of our common stock as of June 30, 2009, would be surrendered and cancelled, while Replacement Options to purchase an aggregate of 8,638,390 shares of our common stock would be issued, resulting in a net reduction of approximately 3,277,273 shares of our common stock underlying outstanding equity awards.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants and the grant of Replacement Options as described in the Offer Documents. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. THIS ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S EQUITY INCENTIVE PLANS OR THE OFFER. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer for those Eligible Employees subject to U.S. federal income tax. This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

We strongly recommend that you consult your own tax advisor with respect to the United States federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

We believe that the exchange of Eligible Option Grants for Replacement Options pursuant to the Offer will be treated as a non-taxable exchange. If you exchange outstanding incentive stock options or nonstatutory stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

Replacement Options

If you participate in the Offer, you will not recognize any income or be subject to income tax withholding upon receipt of your Replacement Options. However, on the date or dates when you exercise your Replacement Options and receive shares of common stock, you generally will recognize ordinary income equal to the excess of the fair market value of the shares on the date the Replacement Option was exercised over the Replacement Option’s exercise price.

When shares are delivered to you upon exercise of your Replacement Options, you must make adequate provision for any sums required to satisfy applicable federal, state, local and foreign tax withholding obligations. We may require you to satisfy any applicable tax withholding requirements, through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. We may also authorize the withholding of shares in such amounts as we determine are necessary to satisfy our tax withholding obligations, if any. Unless the foregoing tax withholding obligations are satisfied, we have no obligation to deliver any shares to you upon exercise of your Replacement Options.

Stock Options

If you participate in the Offer, each Eligible Option Grant you choose to surrender will be exchanged for a Replacement Option. All Replacement Options issued in the exchange will be nonstatutory stock options, even if granted in exchange for incentive stock options. So that you are able to compare the tax consequences of new Replacement Options to that of your Eligible Option Grants, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law.

Incentive Stock Options

Under current U.S. federal tax law, an option holder will not realize taxable income upon the grant of an incentive stock option. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options. Please see the discussion below for details regarding the tax treatment of nonstatutory stock options.

If an option holder sells the common stock acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than two years after the date the incentive stock option was granted; and

•	more than one year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable as ordinary income to the option holder at the time of the disposition.

If the sales price in a disqualifying disposition exceeds the fair market value of the option shares on the date the option was exercised, then the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Nonstatutory Stock Options

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option granted with an exercise price equal to the fair market value of the underlying stock on the date of grant. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be compensation income taxable to the option holder.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which tax withholding will be required.

14.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

As long as we comply with applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to Eligible Employees or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Option Grants; or

•	increase or decrease the number of Eligible Option Grants to be exchanged.

If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

15.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to the Offer.

16.	INFORMATION ABOUT US.

General

We were incorporated in Delaware in November 1994 as Exelixis Pharmaceuticals, Inc., and we changed our name to Exelixis, Inc. in February 2000. Our headquarters are in South San Francisco, California. Our principal executive offices are located at 249 East Grand Avenue, South San Francisco, California 94083, and our telephone number is (650) 837-7000. Our website is located at www.exelixis.com. The information on our website is not a part of the Offer Documents.

Exelixis is committed to developing innovative therapies for cancer and other serious diseases. Through our integrated drug discovery and development activities, we are building a portfolio of novel compounds that we believe have the potential to be high-quality, differentiated pharmaceutical products. Our most advanced pharmaceutical programs focus on discovery and development of small molecule drugs for cancer. Utilizing our library of more than 4.5 million compounds, we have integrated high-throughput processes, medicinal chemistry, bioinformatics, structural biology and early in vivo testing into a process that allows us to efficiently and rapidly identify highly qualified drug candidates that meet our extensive development criteria.

Financial

Set forth below is a selected summary of certain financial information about Exelixis. This selected financial information is derived from our consolidated financial statements as filed with the SEC. The selected financial data should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2009 and our other reports filed with the SEC.

(all amounts in thousands except for per share)	Fiscal Year		Three Months Ended
	2008	2007	April 3, 2009	March 28, 2008
Consolidated Statement of Operations Data:
Total revenues	117,859	113,470	25,302	27,944
Operating expenses:
Research and development	257,390	225,375	55,345	65,973
General and administrative	36,893	44,940	8,529	8,691
Amortization of intangible assets	—	202	—	—
Collaboration cost sharing	—	—	(1,797)	—
Restructuring charge	2,890	—	—	—
Total operating expenses	297,172	270,517	62,076	74,664
Loss from operations	(179,313)	(157,047)	(36,774)	(46,720)
Total other income (expense)	3,743	46,025	(1,563)	1,550
Consolidated net loss	(175,570)	(111,022)	(38,336)	(45,170)
Loss attributed to noncontrolling interest in Symphony Evolution, Inc.	12,716	24,641	2,156	3,896
Net loss attributable to Exelixis, Inc.	(162,854)	(86,381)	(36,180)	(41,274)
Net loss per share, basic and diluted	(1.54)	(0.87)	(0.34)	(0.39)
Shares used in computing basic and diluted net loss per share	105,498	99,147	106,383	104,993

Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents, marketable securities, investments held by Symphony Evolution, Inc. and restricted cash and investments	284,185	299,530	237,733	252,237
Working capital	82,028	150,898	53,756	113,063
Total assets	401,622	412,120	355,105	370,572
Long-term obligations, less current portion	97,339	130,671	94,884	128,694
Accumulated deficit	(954,504)	(791,650)	(990,684)	(832,924)
Total stockholders’ equity (deficit)	(56,261)	85,511	(88,948)	49,394

Exelixis’ book value per share as of January 2, 2009 was ($0.54). Book value per share is the value of our total stockholders’ equity divided by the number of our issued and outstanding shares of common stock, net of shares held in treasury, which at January 2, 2009 amounted to 105,497,602. Exelixis’ book value per share as of April 3, 2009 was $($0.84). The number of our issued and outstanding shares of common stock, net of shares held in treasury, at April 3, 2009 amounted to 106,383,302.

17.	ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC. The Offer Documents do not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We also recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended January 2, 2009;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2009;

(c)	our Current Reports on Form 8-K filed with the SEC on March 3, 2009, March 4, 2009, May 7, 2009, May 15, 2009 and May 28, 2009;

(d)	our Definitive Proxy Statement for our 2009 Annual Meeting of Stockholders, filed with the SEC on April 13, 2009; and

(e)	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 6, 2000, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 0-30235. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “EXEL” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each Eligible Employee, upon his or her written or oral request, a copy of the Offer Documents or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

EXELIXIS, INC.

249 EAST GRAND AVENUE

P. O. BOX 511

SOUTH SAN FRANCISCO, CALIFORNIA 94083-0511

Attn: Option Exchange Administrator

E-mail: optionexchange@exelixis.com

or by telephoning us at (650) 837-7311 between the hours of 9:00 a.m. and 5:00 p.m., San Francisco, California, local time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and the Offer Documents, you should rely on the statements made in the most recent document.

The information about us contained in the Offer Documents should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

The Offer Documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 do not apply to statements made in connection with the Offer. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended January 2, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2009 and our other reports filed with the SEC. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 2, 2009, OUR QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED APRIL 3, 2009 AND OUR OTHER REPORTS FILED WITH THE SEC BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

If at any time we become aware of any jurisdiction where the making of the Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial situation. You should also carefully read the tax information provided in Section 13 and consult your personal tax advisor for information regarding your specific situation. The information about the Offer from us is limited to the Offer Documents and the Tender Offer Statement on Schedule TO.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFER DOCUMENTS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND

EXECUTIVE OFFICERS

Our directors and executive officers and their (a) ages, (b) positions and offices and (c) the number of shares of our common stock subject to stock options held as of June 30, 2009, are set forth in the following table:

Name	Age	Positions and Offices Held	Shares Subject to Outstanding Options
George A. Scangos, Ph.D.	61	President, Chief Executive Officer and Director	3,650,000
Michael M. Morrissey, Ph.D.	48	President of Research and Development	1,180,000
Frances K. Heller, J.D.	42	Executive Vice President, Business Development	275,000
Frank L. Karbe	41	Executive Vice President and Chief Financial Officer	845,000
Gisela M. Schwab, M.D.	53	Executive Vice President and Chief Medical Officer	494,000
Pamela A. Simonton, J.D., LL.M.	59	Executive Vice President and General Counsel	686,876
Peter Lamb, Ph.D.	48	Senior Vice President, Discovery Research and Chief Scientific Officer	609,000
Lupe M. Rivera	42	Senior Vice President, Operations	533,750
Stelios Papadopoulos, Ph.D.	61	Director	211,250
Charles Cohen, Ph.D.	58	Director	111,250
Carl B. Feldbaum, Esq.	65	Director	61,250
Alan M. Garber, M.D., Ph.D	54	Director	81,250
Vincent T. Marchesi, M.D., Ph.D.	73	Director	101,250
Frank McCormick, Ph.D.	58	Director	91,250
George Poste, D.V.M., Ph.D.	65	Director	81,250
Lance Willsey, M.D.	48	Director	111,250
Jack Wyszomierski	53	Director	91,250

The business address of each director and executive officer is: Exelixis, Inc., 249 East Grand Avenue, P.O. Box 511, South San Francisco, California 94083-0511 and the business telephone number of each director and executive officer is (650) 837-7000.

George A. Scangos, Ph.D., has served as a director and as Exelixis’ President and Chief Executive Officer since October 1996. From September 1993 to October 1996, Dr. Scangos served as President of Biotechnology at Bayer Corporation, a pharmaceutical company, and was responsible for research, business and process development, manufacturing, engineering and quality assurance. Dr. Scangos is Chairman of the board of directors of Anadys Pharmaceuticals, Inc., and a member of the board of directors of Entelos, Inc. and of our former subsidiary, TaconicArtemis GmbH (previously known as Artemis Pharmaceuticals GmbH). Dr. Scangos also serves as the Vice Chair of the California Healthcare Institute (CHI), a member of the Board of the Global Alliance for TB Drug Development and as a director of Fondation Santé. Dr. Scangos is also a member of the Board of Visitors of the University of California, San Francisco School of Pharmacy and the Board of Overseers of the University of California, Davis School of Medicine. Dr. Scangos was a Jane Coffin Childs Post-Doctoral Fellow at Yale University and a faculty member at Johns Hopkins University. Dr. Scangos currently holds an appointment as Adjunct Professor of Biology at Johns Hopkins University. Dr. Scangos holds a B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

Michael M. Morrissey, Ph.D., has served as President of Research and Development since January 2007. From January 2006 until December 2006, Dr. Morrissey served as Executive Vice President, Discovery. From January 2003 to December 2005, Dr. Morrissey served as Senior Vice President, Discovery. Previously, he served as Vice President of Discovery Research from February 2000 through December 2002. From 1991 to 2000, Dr. Morrissey held several positions at Berlex Biosciences, last holding the position of Vice President, Discovery Research. From 1986 to 1991, he served as a Senior Scientist and Project Team Leader in Medicinal Chemistry at CIBA-Geigy Corporation, a pharmaceutical company. He is the author of numerous scientific publications in medicinal chemistry and drug discovery and an inventor on 70 issued U.S. patents and 25 additional published U.S. patent applications. Dr. Morrissey holds a B.S. (Honors) in Chemistry from the University of Wisconsin and a Ph.D. in Chemistry from Harvard University.

Frances K. Heller, J.D., has served as Executive Vice President, Business Development since August 2008. From December 2003 until she joined Exelixis, Ms. Heller was head of Strategic Alliances at Novartis Institutes for Biomedical Research (NIBR), the global research organization for Novartis AG. Prior to NIBR, from 2001 to 2003, Ms. Heller served as Vice President of Corporate Development & Legal Affairs at Signature BioScience, Inc., an oncology drug discovery company, where she oversaw all business development and legal activities. Prior to Signature Bioscience, from 1998 to 2001 Ms. Heller held positions of increasing responsibility at Celera Genomics, most recently serving as Corporate and Intellectual Property Counsel and head of the legal department with responsibility for corporate and business transactions and gene discovery collaborations. Ms. Heller is a member of the California State Bar and is licensed by the United States Patent and Trademark Office. She received her J.D. degree from the Golden Gate University School of Law, her M.A. in biology from American University, and her B.S. in biology from Tulane University.

Frank L. Karbe has served as Executive Vice President and Chief Financial Officer since July 2007. From February 2004 to July 2007, Mr. Karbe served as Senior Vice President, Chief Financial Officer. From 1997 to January 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group focusing on corporate finance and mergers & acquisitions in the biotechnology industry. Prior to Goldman Sachs, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe holds a Diplom Kaufmann from the WHU—Otto Beisheim Graduate School of Management, Koblenz, Germany (equivalent to a U.S. Masters of Business Administration).

Gisela M. Schwab, M.D., has served as Executive Vice President and Chief Medical Officer since January 2008. She joined Exelixis in 2006 as Senior Vice President and Chief Medical Officer. From 2002 to 2006, she held the position of Senior Vice President and Chief Medical Officer at Abgenix, Inc., a human antibody-based drug development company. She also served as vice president, clinical development, at Abgenix from 1999 to 2001. Prior to working at Abgenix, from 1992 to 1999, she held positions of increasing responsibility at Amgen Inc., most recently as Director of Clinical Research and Hematology/Oncology Therapeutic Area Team

Leader. She received her Doctor of Medicine degree from the University of Heidelberg, trained at the University of Erlangen-Nuremberg and the National Cancer Institute and is board certified in internal medicine and hematology and oncology.

Pamela A. Simonton, J.D., LL.M., has served as Executive Vice President and General Counsel since January 2008. Previously, she served as Senior Vice President, Patents and Licensing from January 2004 until December 2007. In addition, she served as Vice President of Corporate Technology Development from April 2000 through December 2003. From July 1996 to April 2000, Ms. Simonton served as Vice President, Licensing and Acquisitions for Bayer Corporation’s Pharmaceutical Division. From September 1994 to July 1996, Ms. Simonton served as Vice President of Patents and Licensing for Bayer’s Pharmaceutical Division, North America. Ms. Simonton is admitted to practice in California (RIHC), the District of Columbia and Florida and before the United States Patent and Trademark Office. Ms. Simonton holds a B.S. in Chemistry from Barry College, an M.S. in Physics from the University of Miami, a J.D. from Nova University and an LL.M. in Patent and Trade Regulation from George Washington University.

Peter Lamb, Ph.D., has served as Senior Vice President, Discovery Research and Chief Scientific Officer since January 2007. Previously, he served as Vice President, Discovery Pharmacology from December 2003 until January 2007 and Senior Director, Molecular Pharmacology and Structural Biology from October 2000 until December 2003. From June 1992 until September 2000 he held positions of increasing responsibility at Ligand Pharmaceuticals, most recently serving as Director of Transcription Research. During this time, he led teams that implemented novel drug discovery approaches that led to the identification of the first small molecule activators of cytokine receptors. Dr. Lamb has held post-doctoral research fellowships at the Carnegie Institution, Department of Embryology, with Dr. S.L. McKnight and the University of Oxford with Dr. N.J. Proudfoot, working in the field of gene regulation. He has authored numerous articles in the fields of gene expression, signal transduction and oncology, and is an author on multiple issued and pending US patents. He has a Ph.D. in Molecular Biology from the ICRF/University of London and a B.A. in Biochemistry from the University of Cambridge.

Lupe M. Rivera has served as Senior Vice President, Operations since July 2007. Ms. Rivera served as Senior Vice President, Human Resources and Communications from January 2007 through June 2007. Ms. Rivera served as Vice President, Human Resources from July 2004 through December 2006, and she served as Exelixis’ Human Resources Director from January 2002 through June 2004. She joined Exelixis in 2002 from AT&T’s Digital Subscriber Line (DSL) unit where she held the position of District Manager, Human Resources. Prior to joining AT&T, she was Director, Human Resources for NorthPoint Communications, and prior to that she held various positions with Deltanet, an information technology company. Ms. Rivera also spent twelve years in banking with Valley National Bank of Arizona, Bank One, Arizona and Bank One, Utah. Ms. Rivera holds a Masters Degree in Human Resources & Organization Development from University of San Francisco. Ms. Rivera is a certified Senior Professional in Human Resources (SPHR) by the Human Resource Certification Institute and a Certified Compensation Professional (CCP) from World at Work (formerly known as the American Compensation Association).

Stelios Papadopoulos, Ph.D., a co-founder of Exelixis, has been a director since December 1994 and the Chairman of the Board since January 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in August 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. He joined PaineWebber in April 1987 from Drexel Burnham Lambert, where he was a Vice President in the Equity Research Department covering the biotechnology industry. Prior to Drexel, he was a biotechnology analyst at Donaldson, Lufkin & Jenrette. Before coming to Wall Street in 1985, Dr. Papadopoulos was on the faculty of the Department of Cell Biology at New York University Medical Center. He continues his affiliation with New York University Medical Center as an Adjunct Associate Professor of Cell Biology. Dr. Papadopoulos is a member of the board of directors of Biogen Idec, Inc. He is a co-founder and member of the board of directors of Anadys Pharmaceuticals, Inc. and Cellzome, Inc. He is vice-chairman of the board of directors of BG Medicine, Inc., a privately-held life sciences company, a member of the board of directors of Joule Biotechnologies, Inc., a privately-held biotechnology company, and a member of the Board of Directors of Regulus, Inc., a privately-held biotechnology company. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, a member of the board of visitors of Duke University Medical Center and a member of the board of directors of the National Marrow Donor Program. Dr. Papadopoulos holds a Ph.D. in Biophysics and an M.B.A. in Finance, both from New York University.

Charles Cohen, Ph.D., has been a director since November 1995. Since May 2007, Dr. Cohen has been a managing director of Advent Healthcare Ventures, a venture capital firm. Currently, Dr. Cohen is the Chairman of the Supervisory Board of Cellzome AG, a post-genomics biotechnology company. From 2003 to 2007, Dr. Cohen was Vice President of Advent International, a global private equity firm. From 2000 to 2002, Dr. Cohen was the Chief Executive Officer of Cellzome AG. Prior to that, Dr. Cohen co-founded Creative BioMolecules, Inc., a biotechnology company, in 1982 and was a director and its Chief Executive Officer from 1985 to 1995. Dr. Cohen serves on the board of directors of several private companies. Dr. Cohen has been the Chief Executive Officer of several companies. Dr. Cohen received his Ph.D. from New York University School of Medicine.

Carl B. Feldbaum, Esq., has been a director since February 2007. Mr. Feldbaum is also member of the board of directors of Actelion, Ltd, a biopharmaceutical company. Mr. Feldbaum is president emeritus of the Biotechnology Industry Organization (BIO), which represents more than 1,000 biotechnology companies, academic institutions and state biotechnology centers internationally. Mr. Feldbaum served as president of BIO from 1993 until his retirement in 2005. Prior to joining BIO, Mr. Feldbaum was chief of staff to Senator Arlen Specter of Pennsylvania. He also was president and founder of the Palomar Corporation, a national security “think tank” in Washington, D.C. Before founding Palomar Corporation, Mr. Feldbaum was assistant to the Secretary of Energy and served as the Inspector General for defense intelligence in the U.S. Department of Defense. From 1973-1975, Mr. Feldbaum served as Assistant Special Prosecutor, Watergate Special Prosecutor Force, U.S. Department of Justice. Mr. Feldbaum received an A.B. in Biology from Princeton University and his J.D. from the University of Pennsylvania Law School.

Alan M. Garber, M.D., Ph.D., has been a director since January 2005. Dr. Garber has been the Henry J. Kaiser Jr. Professor and a Professor of Medicine at Stanford University since 1998. Dr. Garber is also a Professor (by courtesy) of Economics, Health Research and Policy, and of Economics in the Graduate School of Business at Stanford University. Dr. Garber is the Director of the Center for Primary Care and Outcomes Research at Stanford University School of Medicine, the Center for Health Policy at Stanford University and the Health Care Program of the National Bureau of Economic Research. He is a Senior Fellow at the Freeman Spogli Institute for International Studies at Stanford University and a staff physician at the VA Palo Alto Health Care System. Dr. Garber is a member of the Institute of Medicine, the American Society of Clinical Investigation, and the Association of American Physicians. Dr. Garber is on the editorial board of acclaimed scientific journals and has received numerous awards and honors. Dr. Garber holds an A.B. summa cum laude, an A.M. and a Ph.D., all in Economics, from Harvard University, and an M.D. from Stanford University.

Vincent T. Marchesi, M.D., Ph.D., has been a director since May 2001. Since 1973, Dr. Marchesi has been a Professor of Pathology and Cell Biology at Yale University and, since 1991, the Director of the Boyer Center for Molecular Medicine at Yale University. In 1982, Dr. Marchesi co-founded Molecular Diagnostics, Inc., a diagnostic development company. Dr. Marchesi was formerly Chair of Pathology at the Yale-New Haven Hospital. Dr. Marchesi holds an M.D. from Yale University and a Ph.D. from Oxford University, and is a member of the National Academy of Sciences and the Institute of Medicine.

Frank McCormick, Ph.D. FRS, has been a director since July 2003. Since 1998, Dr. McCormick has been Director of the University of California, San Francisco (UCSF) Helen Diller Family Comprehensive Cancer Center and he is currently the Associate Dean, School of Medicine, UCSF. Dr. McCormick is the David A. Wood Professor of Tumor Biology and Cancer Research in the Department of Microbiology and Immunology at UCSF as well as the E. Dixon Heise Distinguished Professor in Oncology. From 1992 to 1998, Dr. McCormick was the founder and Chief Scientific Officer at Onyx Pharmaceuticals, Inc., a biotechnology company. From 1991 to 1992, he served as Vice President of Therapeutic Research at Chiron Corporation, a pharmaceutical company, and from 1981 to 1990, he served as Vice President of Discovery Research with Cetus Corporation, a biotechnology company. Dr. McCormick is on the editorial board of some of the most prestigious international cancer publications and serves as a board member or advisor to multiple cancer research organizations. Dr. McCormick currently serves as a member of the Exelixis, Inc. Scientific Advisory Board. Dr. McCormick was a Post-Doctoral Fellow with Dr. Allen Smith at the Imperial Cancer Research Fund in London, England, and with Professor Seymour S. Cohen at the State University of New York at Stony Brook. Dr. McCormick holds a B.S. in Biochemistry from the University of Birmingham, England and a Ph.D. in Biochemistry from the University of Cambridge, England.

George Poste, D.V.M., Ph.D., has been a director since August 2004. Since February 2009, Dr. Poste has been the Chief Scientist at Complex Adaptive Systems Initiative and Regents’ Professor and Del E. Webb Professor of Health Innovation at Arizona State University. From

May 2003 to February 2009, Dr. Poste served as the director of the Biodesign Institute at Arizona State University. Dr. Poste has served as the Chief Executive Officer of Health Technology Networks, a consulting company that specializes in the application of genomic technologies and computing in healthcare, since 2000. From 1992 to 1999, he was the Chief Science and Technology Officer and President, R&D of SmithKline Beecham Corporation, a pharmaceutical company. Dr. Poste serves on the Defense Science Board of the U.S. Department of Defense (and chairs the Task Force on Bioterrorism) and is a member of other organizations dedicated to advance the defense against bioweapons and biowarfare. Dr. Poste is also the Non-Executive Chairman of Orchid Biosciences, Inc., a DNA forensics company, and a member of the board of directors of Monsanto Company, a provider of agricultural products and solutions and Caris, a privately held medical diagnostics company. Dr. Poste is a Fellow of the Royal Society, the UK Academy of Medical Sciences, Hoover Institution, Stanford University, and various other prestigious organizations and has been awarded honorary doctorates from several universities. Dr. Poste holds a D.V.M. in veterinary medicine and a Ph.D. in Virology from the University of Bristol, England.

Lance Willsey, M.D., has been a director since April 1997. Dr. Willsey has been a founding partner of DCF Capital, a hedge fund focused on investing in the life sciences, since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at the Dana Farber Cancer Institute at Harvard University School of Medicine. From July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Dr. Willsey is a member of the board of directors of Exact Sciences Corporation, a biotechnology company. Dr. Willsey holds a B.S. in Physiology from Michigan State University and an M.S. in Biology and an M.D., both from Wayne State University.

Jack L. Wyszomierski has been a director since February 2004. From 2004 to June 2009, Mr. Wyszomierski was the Executive Vice President and Chief Financial Officer of VWR International, LLC, or “VWR,” a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University.

STOCK OPTION EXCHANGE

QUESTIONS AND ANSWERS

These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that were granted before January 7, 2008 and that have an exercise price equal to or greater than $7.13 per share. These Questions and Answers are to be read in conjunction with the Offer to Exchange Outstanding Options to Purchase Common Stock, of which they are a part.

Q1	What is the stock option exchange program?

A1	Our stock option exchange program (also referred to in these materials as the Offer) is a voluntary program permitting Eligible Employees to exchange stock options that were granted before January 7, 2008 and that have an exercise price that is equal to or greater than $7.13 per share (also referred to in these materials as Eligible Option Grants) for a reduced number of Replacement Options to purchase shares of our common stock for an exercise price equal to the closing sales price of our common stock as reported on The NASDAQ Global Select Market (also referred to in these materials as Nasdaq) on the date of grant (or, if no sales are reported on such date, then the closing sales price of our common stock on the first day prior to such date on which there is a reported sale) (also referred to in these materials as the Fair Market Value). The Replacement Options will be granted pursuant to our 2000 Equity Incentive Plan (also referred to in these materials as the 2000 Plan). We expect to grant the Replacement Options on August 5, 2009, or if we extend the expiration of the Offer to a later date, then we expect to grant the Replacement Options on the first business day after the expiration of the Offer.

The Offer will be open to all persons (also referred to in these materials as Eligible Employees) who as of the commencement of the Offer are employed by us and our U.S. subsidiaries. However, members of our Board of Directors, our Named Executive Officers, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted will not be eligible to participate in the Offer.

Your participation in the Offer is voluntary; you may either keep your current Eligible Option Grants at their current exercise price or cancel those Eligible Option Grants in exchange for Replacement Options with exercise price equal to the Fair Market Value on the date of grant.

Q2	Why is the Option Exchange Program being offered?

A2

In light of the decline in the price of our common stock during the last several years, we recognize that many of our employees hold options that are “underwater” (meaning that the exercise prices are significantly higher than the current market price of our common stock). As of June 30, 2009, Eligible Employees held options for approximately 11,915,663 shares with exercise prices equal or greater than $7.13 per share. As of June 30, 2009, the closing sales price of our common stock as reported by Nasdaq was $4.87. We believe that to enhance long-term stockholder value we need to maintain competitive employee compensation and incentive programs and that an equity stake in our success is a critical component of these programs. Options that are substantially underwater are no longer effective as performance and retention incentives. We believe the Offer will provide us with a renewed opportunity to give Eligible Employees an economic stake in our future growth and success.

Q3	Why can’t I just be granted additional options?

A3	We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of stock options that are currently outstanding, a large grant of new options could potentially have a dilutive effect on the holdings of our stockholders. Additionally, one of the goals of the Offer is to reduce the significant number of our stock options that we believe are not serving their intended purpose of incentivizing employees.

Q4	What options may I exchange as part of this program?

A4	As described more fully below, we are offering to exchange certain stock options held by Eligible Employees that are currently outstanding under our 1997 Equity Incentive Plan, Agritope, Inc. 1997 Stock Award Plan and 2000 Plan.

Any option that was granted to an Eligible Employee before January 7, 2008 with an exercise price equal to or greater than $7.13 per share that is outstanding on the Expiration Date of the Offer, which is currently expected to be August 4, 2009, or a later date if we extend the Offer, will be eligible for exchange.

Concurrently, with this Offer you have been given login instructions for accessing Mellon’s website. After accessing the website, you can view your Eligible Option Grants by going to the Election Form on the Mellon website. If you have misplaced or not received your Mellon login instructions, please call Mellon at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States.

Q5	May I tender options that I have already exercised?

A5	The Offer only permits the exchange of options, and does not apply in any way to shares purchased, whether upon the exercise of options or otherwise (including purchases via the open market and our Employee Stock Purchase Plan), whether or not you have vested in those shares. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Eligible Option Grants for which you have both properly submitted an exercise notice and tendered the exercise price prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q6	Are purchase rights granted under our Employee Stock Purchase Plan eligible for exchange under the Option Exchange Program?

A6	No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan are eligible for exchange in the Offer.

Q7	How many Replacement Options will I receive for the options that I exchange?

A7	The number of Replacement Options that you will receive in the Offer is related to the exercise price of your Eligible Option Grants. We have established three exchange ratios for Eligible Option Grants depending on their exercise prices. The following table sets forth the three exchange ratios and the range of exercise prices applicable to each exchange ratio:

Exercise Price Range	Exchange Ratio: Option Shares per Replacement Option
$7.13-$12.00	1.25 to 1
$12.01-$18.96	4 to 1
$18.97-$45.00	90 to 1

The total number of Replacement Options an Eligible Employee will receive with respect to a surrendered Eligible Option Grant will be determined by applying the applicable exchange ratio to the number of shares underlying the surrendered Eligible Option Grant and rounding to the nearest whole share (with fractional shares equal to or greater than 0.5 rounded up to the nearest whole share and fractional shares less than 0.5 rounded down to the nearest whole share). For example, if an Eligible Employee holds an option to purchase 1,000 shares of our common stock at an exercise price of $15.00 per share, he or she would be entitled to exchange that option for a Replacement Option to purchase 250 shares (i.e., after applying the applicable 4 to 1 exchange ratio set forth in the table above) with such Replacement Option having an exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Note that the exchange ratios apply to each of your Eligible Option grants separately.

Q8	Why isn’t the exchange ratio simply one-for-one and how were the exchange ratios calculated?

A8	Our stock option exchange program is designed to balance our interests and those of our employees and stockholders. In general, the exchange ratios selected for the Offer were intended to result in the issuance of Replacement Options that, in the aggregate, have a fair value estimated to be approximately less than or equal to the fair value of the Eligible Option Grants surrendered in the exchange as calculated using the Black-Scholes-Merton option-pricing model.

Q9	If the price of our common stock were to increase after the date on which my Eligible Option Grants are cancelled, is it possible that those cancelled Eligible Option Grants would have ultimately been more economically valuable than the Replacement Options I received in exchange for them?

A9	Yes. If the price of our common stock increases after the date on which your Eligible Option Grants are cancelled, those cancelled Eligible Option Grants might prove to have been worth more than the Replacement Options that you receive in exchange for them. For example, if you exchange Eligible Option Grants covering 100 shares with an exercise price of $15.00 per share, you would receive a Replacement Option covering 25 shares (after applying the applicable exchange ratio of four Eligible Option Grant shares for every one Replacement Option share). Assume, for illustrative purposes only, that the exercise price for the Replacement Options is $7.00 per share. Also assume, for illustrative purposes only, that two years after the Replacement Option grant date the fair market value of our common stock had increased to $32.00 per share. Under this example, if you had kept your exchanged Eligible Option Grants, exercised them, and sold the underlying shares at $32.00 per share, you would have realized a pre-tax gain of $1,700, but if you exchanged your options and sold the shares subject to the Replacement Options for $32.00 per share, you would only realize a pre-tax gain of $625.

Note that this discussion does not take into account vesting. Your Eligible Option Grants may be fully vested, whereas the Replacement Options granted pursuant to the Offer will be subject to vesting restrictions. You should take into account the fact that the Replacement Options are subject to future vesting when deciding whether to participate in the Offer.

Q10	If I elect to participate in the Offer, when will I receive my Replacement Options?

A10	If you participate in the Offer, we expect to grant you your Replacement Options on August 5, 2009, or if we extend the expiration of the Offer to a later date then we expect to grant the Replacement Options on the first business day after the expiration of the Offer.

Q11	How will my Replacement Options vest?

A11	Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of your continued employment with us or one of our Subsidiaries. Replacement Options that are granted in exchange for Eligible Option Grants that are fully vested on the Commencement Date shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Replacement Options that are granted in exchange for Eligible Option Grants that are unvested on the Commencement Date shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments.

If your Eligible Option Grant is partially vested on the Commencement Date and you elect to participate in the Offer, you will receive two separate Replacement Options in exchange for that Eligible Option Grant. One Replacement Option will correspond to the fully vested options and will vest on the one-year anniversary following the date of grant, and the other Replacement Option will correspond to the unvested options and will vest over three years from the date of grant. Please see Section 9 for additional information regarding the vesting of the Replacement Options.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR REPLACEMENT OPTIONS AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOR ANY REASON BEFORE THE DATE THE REPLACEMENT OPTIONS VEST, THEN YOU WILL FORFEIT ANY REPLACEMENT OPTIONS RECEIVED THAT REMAIN UNVESTED AT THE TIME YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES.

Under the terms of the 2000 Plan, all stock awards, including Replacement Options, held by persons whose service with us has not terminated generally fully vest in the event that such stock awards are not assumed or replaced in certain change-in-control transactions.

Q12	What are the other terms and conditions of my Replacement Options?

A12	Each Replacement Option represents a right to acquire a specific number of shares of our common stock at a fixed exercise price per share that is equal to the Fair Market Value of our common stock on the date the Replacement Option is granted. Replacement Options will be granted pursuant to the 2000 Plan and will be nonstatutory stock options, even if the Eligible Option Grants surrendered in the Offer were incentive stock options. Please see Section 13 on the difference in tax treatment between an incentive stock option and nonstatutory stock option. We may require you to satisfy any applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. For additional information regarding the terms of the Replacement Options to be issued in the exchange, please refer to your 2000 Plan prospectus available on our Agora intranet website under “My Stock/My ESPP” which can be found under “My Workplace Tools”.

Q13	Are there conditions to the Offer?

A13	Yes. The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer Documents which you should read carefully. However, the Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of Eligible Option Grants being exchanged. If any of the events described in Section 6 occur, we may terminate, extend or amend the Offer at any time prior to the expiration of the Offer.

Q14	Are there any eligibility requirements I must satisfy in order to receive the Replacement Options?

A14

In order to receive Replacement Options, you must be employed by us or by our Subsidiaries (including employees on a leave of absence) on the Commencement Date and you must remain continuously employed by us or one of our Subsidiaries or be on a leave of absence protected by statute through the date Replacement Options are granted. However our Named Executive Officers, members of our Board of Directors, our consultants and our employees with a tax residence outside of the United States as of the date the Replacement Options are granted are NOT eligible to participate in the Offer.

PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES. YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDER YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE EXPIRATION DATE AND THE GRANT DATE ARE DIFFERENT AND YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES FOLLOWING THE EXPIRATION DATE AND PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED AND YOUR EXCHANGED ELIGIBLE OPTION GRANTS WILL NOT BE REINSTATED.

Q15	Are employees who tender their Eligible Option Grants and are on a leave of absence on the date the Replacement Options are granted eligible to participate?

A15	If you tender your Eligible Option Grants and they are cancelled in the exchange and, on the date Replacement Options are granted, you are on a leave of absence protected by statute, then you will be entitled to receive the applicable number of Replacement Options on the date Replacement Options are granted. If, however, on the date Replacement Options are granted you are on a leave that is not protected by statute, then the Replacement Options will be issued on the date, if any, that you return to regular employment with us or one of our Subsidiaries.

Q16	Are the terms and conditions of the Offer the same for everyone?

A16	Yes. The terms and conditions are the same for everyone who is eligible to participate in the Offer (See Question & Answer 14).

Q17	How should I decide whether or not to participate?

A17

We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there are no guarantees regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the Nasdaq, our own stock price and our business and your desire and ability to remain an employee of Exelixis or one of its subsidiaries until the Expiration Date and the date the Replacement Options become vested (also see Question & Answer 9).

Exelixis cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices. You are strongly encouraged to seek further advice from your tax, financial and legal advisors.

Q18	How does the Offer work?

A18	On or before the Expiration Date (which we currently expect to be August 4, 2009), you may decide to exchange any of your shares subject to Eligible Option Grants for a reduced number of Replacement Options. The number of Replacement Options you are entitled to receive upon exchange of your Eligible Option Grants will be determined by the applicable exchange ratio (see Question & Answer 7).

Q19	What if my Eligible Option Grants are not currently vested? Can I exchange them?

A19	Yes. Your Eligible Option Grants do not need to be vested in order for you to exchange them in response to the Offer.

Q20	If I elect to exchange my Eligible Option Grants, do I have to exchange all of my Eligible Option Grants or can I just exchange some of them?

A20	If you have more than one Eligible Option Grant, then you may exchange any or all of them. However, you cannot exchange part of any particular Eligible Option Grant and keep the balance; you must exchange the entire unexercised portion of the Eligible Option Grant that you tender in response to the Offer. Generally, each Eligible Option Grant is subject to a number of shares of our common stock. For example, an employee might have received a stock option grant to purchase 100 shares of our common stock. The option to purchase all 100 shares would have been granted on the same date with the same exercise price. When we state that you may not exchange part of any particular Eligible Option Grant, we mean that you can elect to exchange either all of none of the underlying shares of common stock subject to a particular grant. Using the example of an Eligible Option Grant to purchase 100 shares of our common stock, assuming the entire stock option was still outstanding (i.e., unexercised) with respect to all 100 shares, you could elect to exchange all or none of the 100 shares subject to the stock option. You may not elect to surrender only a portion of the Eligible Option Grant (i.e., less than 100 shares subject to the stock option).

Q21	My options are separated between incentive stock options and nonstatutory stock options because my original grant exceeded the $100,000 limit on incentive stock options imposed by U.S. tax laws. Can I exchange one part but not the other?

A21	No. An Eligible Option Grant that has been separated into a partial incentive stock option and a partial nonstatutory stock option is still considered to be a single option, and cannot be separated for purposes of the Offer. When you access Mellon’s website to view your Eligible Option Grants, any Eligible Option Grants that were previously separated into a partial incentive stock option and a partial nonstatutory stock option will be listed as one single Eligible Option Grant.

Q22	Can I exchange the remaining portion of an Eligible Option Grant that I have partially exercised?

A22	Yes. If you have exercised an Eligible Option Grant in part, the remaining unexercised portion of that option is outstanding and may be tendered for exchange pursuant to the Offer. Options for which you have properly submitted an exercise notice and tendered the exercise prior to the date the Offer expires will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q23	Will I be required to give up all of my rights under the cancelled options?

A23	Yes. Once we have accepted your tendered Eligible Option Grants, your tendered Eligible Option Grants will be cancelled and you will no longer have any rights thereunder. We intend to cancel all tendered Eligible Option Grants on the same U.S. business day as the Expiration Date. We currently expect that the Expiration Date will be August 4, 2009. (See Section 5)

Q24	Will the terms and conditions of my Replacement Options be the same as my exchanged options?

A24	Replacement Options will be granted pursuant to the 2000 Plan and will be nonstatutory stock options, even if the Eligible Option Grants surrendered in the Offer were incentive stock options. (See Section 13)

Replacement Options issued in the exchange will be completely unvested at the time they are granted and will become vested on the basis of an Eligible Employee’s continued employment with us or one of our Subsidiaries. Replacement Options that are granted in exchange for Eligible Option Grants that are fully vested on the Commencement Date shall be 100% vested on the one-year anniversary following the date the Replacement Options are granted. Replacement Options that are granted in exchange for Eligible Option Grants that are unvested on the Commencement Date shall be 33% vested on the one-year anniversary following the date the Replacement Options are granted and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments. If an Eligible Option Grant surrendered in the Offer is partially vested on the Commencement Date, two separate Replacement Options will be granted in exchange for that Eligible Option Grant. One Replacement Option will correspond to the fully vested portion of the surrendered Eligible Option Grant and will be 100% vested on the one-year anniversary following the date of grant, and the other Replacement Option will correspond to the unvested portion of the surrendered Eligible Option Grant and will be 33% vested on the one-year anniversary following the date the Replacement Options are granted and the balance of the shares shall vest in a series of twenty-four successive equal monthly installments.

The term of each Replacement Option shall equal the weighted average remaining term of all Eligible Option Grants surrendered in the Offer, instead of the typical ten-year term of other stock options granted under the 2000 Plan.

All other terms and conditions of the replacement stock options issued in the exchange program will be substantially the same as those that apply generally to stock options granted under the 2000 Plan.

Q25	Will I have to pay taxes if I participate in the Offer?

A25	You generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the date on which the Replacement Options are granted. However, to the extent the Replacement Options are nonstatutory stock options, you generally will have taxable income upon exercise of your Replacement Options, at which time we will also generally have a tax withholding obligation. We may require you to satisfy the applicable tax withholding requirements through payroll withholding, by withholding proceeds received upon sale of the underlying common stock through a sell-to-cover arrangement, or otherwise. You may also have taxable income when you sell the shares issued upon exercise of the Replacement Option. (See Section 13)

IF YOU ARE AN EMPLOYEE WITH A TAX RESIDENCE OUTSIDE OF THE UNITED STATES AS OF THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER.

For all employees, we strongly recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the Offer.

Q26	What are the tax implications for not participating in the Offer?

A26	We have designed the Offer to avoid changing the tax treatment of your Eligible Option Grants if you do not accept the Offer. However, if the Offer is extended beyond the original Expiration Date, then the U.S. Internal Revenue Service (IRS) may characterize the Offer as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your Eligible Option Grants have been modified could extend the Eligible Option Grants’ holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grants to be treated as nonstatutory stock options. If you choose not to exchange your Eligible Option Grants and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the tax consequences of the exercise of those Eligible Option Grants and the sale of the common stock that you will receive upon exercise.

Q27	What if my employment is terminated prior to the Expiration Date?

A27

If you elect to participate in the Offer and your employment with us or one of our Subsidiaries terminates, whether voluntarily, involuntarily or for any other reason (including death), prior to the 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is currently expected to be August 4, 2009, we will not accept your election to participate in the Offer and you will not receive any Replacement Options. If your employment with us is terminated as part of any announced reduction in force, you will fall in this category. If this occurs, no changes will be made to the terms of the Eligible Options that you elected to exchange and these Eligible Options will be treated as if you had declined to participate in the Offer. In that case, generally, you may exercise your Eligible Options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your Eligible Options. AGAIN, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES ON THE EXPIRATION DATE, YOU MAY NOT PARTICIPATE IN THE OFFER.

YOUR EMPLOYMENT IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE EXPIRATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q28	What if my employment is terminated after the date that my Eligible Option Grants are cancelled and before the date the Replacement Option is granted?

A28	If the Expiration Date and the date the Replacement Options are granted are different and your employment with us or one of our Subsidiaries is terminated, whether voluntarily, involuntarily (including as part of any announced reduction in force) or for any other reason (including death) after the Expiration Date and prior to the date the Replacement Options are granted, you will forfeit the Eligible Option Grants that were cancelled, and you will not receive any Replacement Options.

THE OFFER DOES NOT CHANGE THE “AT-WILL” NATURE OF YOUR EMPLOYMENT, AND YOUR EMPLOYMENT MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE DATE THE REPLACEMENT OPTIONS ARE GRANTED, FOR ANY REASON, WITH OR WITHOUT CAUSE.

We expect to grant the Replacement Options on the first business day after the Expiration Date, which is currently expected to be August 4, 2009, or a later date if we extend the Offer.

Q29	How long will the Offer remain open?

A29	Presently, the Offer is scheduled to remain open until 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is currently expected to be August 4, 2009. We currently have no plans to extend the Offer beyond August 4, 2009. However, if we do extend the Offer, you will be notified of the extension. If we extend the Offer, we will announce the extension no later than 9:00 a.m., U.S. Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q30	What do I need to do to exchange my Eligible Option Grants?

A30

To exchange your Eligible Option Grants, you must make your election through Mellon using the instructions sent to each employee by email before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is expected to be August 4, 2009. If you are an employee on a leave of absence as of the Commencement Date, we will mail the instructions to you. If you are not able to access the website or have difficulties logging in, please contact Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States. If you do not electronically accept, you will be deemed to have rejected this Offer. No late deliveries will be accepted. We may reject any Eligible Option Grant if we determine the election is not properly made or to the extent that we determine it would be unlawful to accept the Eligible Option Grants.

Q31	What is the deadline to elect to participate in the Offer?

A31	You must make your election through Mellon using the instructions sent to each employee by email before 8:00 p.m., U.S. Eastern Time, on the Expiration Date, which is expected to be August 4, 2009. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 9:00 a.m., U.S. Eastern Time, on the next business day following the scheduled or announced Expiration Date.

Q32	Can I change my election? How often?

A32	Yes. You can change your election at any time by submitting a “Change of Election” through the Mellon website using the instructions sent to each employee, prior to the deadline. There is no limit to the number of times you can change your election prior to the deadline. However, the last election delivered prior to the deadline will determine your decision to elect. Change of Elections will not be accepted by any means other than through the Mellon website.

Q33	What will happen if I don’t elect to participate by the deadline?

A33	If you miss this deadline, you cannot participate in the Offer. No late submissions will be accepted.

Q34	Will I receive a confirmation of my election?

A34	Yes. After you make your election, Mellon will send you an email confirmation indicating we have received your election and stating where you can find information regarding the number of Replacement Options that you are eligible to receive pursuant to the Offer. Similarly, after you change your election, Mellon will send you an email confirmation indicating we have received your change of election. You should print these email confirmations and keep them with your records.

Q35	What if I don’t accept the Offer?

A35	The Offer is completely voluntary. You do not have to participate, there are no penalties for electing not to participate in the Offer and the Offer will generally have no effect on Eligible Option Grants that you choose not to surrender or Eligible Option Grants that are not accepted for exchange in the Offer. However, if you are an employee residing in the United States, you choose not to participate in the Offer and your Eligible Option Grants are incentive stock options, and if the Offer is extended beyond its original Expiration Date, then the IRS could decide that the Offer is a modification of the status of your incentive stock options. A successful assertion by the IRS that your incentive stock options are modified could extend the holding period of the incentive stock options to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonstatutory stock options. For further details, please consult with your personal tax advisor.

Q36	Where do I go if I have additional questions about the Offer?

A36	Please direct your questions to Mellon by telephone at 1-866-222-8410 from within the United States or 201-680-6579 if dialing from outside the United States. We will review these questions periodically throughout the exchange period and to the extent we deem it appropriate, we will add the appropriate information to the Frequently Asked Questions section of the option exchange website maintained by Mellon. For additional information or assistance, please contact the Exelixis Option Exchange Administrator at 650-837-7311 or optionexchange@exelixis.com.